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                                                                   Exhibit 10.14



December 11, 1998

Mr. Paul McDermott
3838 Oakbrook Court
Allison Park, PA  15101

RE:  Offer of Employment
Original and enclosures sent via fedex

Dear Paul:

It has been a pleasure talking with you about your career opportunities at FirePond. You are the kind of employee that I am looking for to play a key role in our company as it grows on its path to become the market leader. I'm convinced that you can make an immediate impact, and I am excited about your opportunities for career growth. In short, I want to welcome you to our team.

This letter confirms to you FirePond's offer of employment. The terms of our offer are as follows:

     Your title shall be Chief Financial Officer and Vice President, Finance and Administration and you shall report directly to me. Your expected start date shall be January 4, 1998, or sooner (the "Commencement Date").

     Your principle place of employment will be Boston; however, extensive travel to Minnesota will be required during the first three to four months.

     Your base annual salary will be $160,000, paid in accordance with the Company's normal payroll practices. For fiscal year 1999, you will have the ability to earn incentive compensation of $50,000 at target based on five mutually agreed upon objectives that we will set during your first 30 days of employment.

     You will receive a $25,000 signing bonus payable with your first payroll check.

     You will be granted an option to purchase 425,000 shares of stock at a strike price of $2.63 upon commencement of employment. You will also be given the opportunity to earn an additional grant of 85,000 options prior to an IPO. The stock will be issued to you under the Company's standard option plan. The options granted to you will vest equally over four years at a rate of 25% per annum. In the event of a Change of Control (excluding an IPO) and you are not offered a similar position with similar compensation in the new entity, 80% of your outstanding options will immediately vest.

     You will receive 20 days pro-rated vacation commencing your first year of employment.

     To help defray the cost of relocation, the Company will reimburse your expenses on an as incurred basis. You will be required to submit and expense report with receipts for remittal.

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     As a company employee you are also eligible to participate in the Company's standard medical, dental, disability, and life insurance benefit plans. A summary of the benefit plans is enclosed.

     I have also enclosed our Employee Agreement regarding Inventions, Confidentiality, and Non-Competition, which is a condition of the offer. Please return a signed copy of this agreement prior to your accepted date of employment to Shirley Spoors, Director - Human Resources.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Shirley Spoors together with the above referred to agreement. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the CEO of the Company and by you.

FirePond reserves the right to withdraw this employment offer if not accepted by the close of the business day on December 14, 1998. This offer becomes valid upon FirePond's final acceptance of the signed offer letter.

It is recognized that this offer of employment is not intended to create a contract of employment and both FirePond and the employee retain the right to terminate the employment relationship at any time without cause.

Your response is required by December 14, 1998. Should you have any questions regarding this offer, please contact me at 781-270-0624.

I look forward to you joining FirePond! An aggressive and focused team, the ability to create industry-leading software, and dedication to client satisfaction have all played a significant part in FirePond's past. I am confident that you will play an important role in our future success.

Sincerely,

/s/ Klaus P. Besier

Klaus P. Besier
President and CEO
FirePond, Inc.

CC:      Shirley Spoors, Director - Human Resources




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The undersigned accepts the above employment offer, agrees that it contains the terms of employment with FirePond, and that there are no other terms, expressed or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with FirePond. It is further understood that this offer is confidential and disclosure may result in termination of employment or withdrawal of this offer.

Accepted:

/s/ Paul Mcdermott                     12-13-98
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Paul McDermott                         Date



/s/ Shirley Spoors                     1-20-99
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FirePond Hiring Executive              Date